UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 29, 2009
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932
(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502
(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 29, 2009, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Citizens Republic Bancorp, Inc. (the “Company”) granted long-term incentive awards in the amounts listed in the table below to the individuals who will be “named executive officers” in the Company’s proxy statement for the 2009 annual meeting of shareholders. The long-term incentive awards were granted under the Company’s Stock Compensation Plan. The awards consist of a long-term equity component (which is in the form of restricted shares) and a cash component. Generally, the restrictions as to 50% of the shares granted will lapse on January 29, 2011 if both the following performance measures are met: i) the Company is profitable in 2010 (based on net income); and ii) the Company’s 2010 pre-tax/pre-provision income is improved over 2009. On January 29, 2012 the restrictions on the remaining 50% of these shares, or in the event that either of the aforementioned performance measures are not achieved in 2010, the restrictions on the full 100% of the shares granted will lapse if: i) the Company is profitable in 2011 (based on net income); and ii) 2011 pre-tax/pre-provision income is improved over 2010. If both of the aforementioned performance measures are not met for 2011, then 100% of these shares will be canceled. The cash component of the grant will vest in three annual installments each January if the recipient remains employed.

Name	Title	Restricted Shares	Cash
William R. Hartman(1)	Chairman	-0-	-0-
Cathleen H. Nash	President and Chief Executive Officer	100,000	$300,000
Charles D. Christy	Executive Vice President and Chief Financial Officer	66,667	$200,000
John D. Schwab(1)	Retired Executive Vice President and Chief Credit Officer	-0-	-0-
Clinton A. Sampson(2)	Executive Vice President Commercial Banking Consulting Advisor	-0-	-0-

(1)	Long-term incentive awards were not granted to Messrs. Hartman and Schwab because of their impending retirements at the time the awards were made.

(2)	As a result of the changes in Mr. Sampson’s job responsibilities, he did not receive a long-term incentive award.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Thomas W. Gallagher

Thomas W. Gallagher
Its:	General Counsel and Secretary
Date: February 6, 2009